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                                                                   EXHIBIT 11(a)
                                   MIZAR, INC.

                         COMPUTATION OF PER SHARE INCOME
                    (in thousands, except per share amounts)

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                                                            Three Months Ended
                                                                September 30,
                                                              1997        1996
                                                            -------     -------
PRIMARY INCOME PER SHARE:
  Net income                                                $   315     $   439
                                                            =======     =======

  Weighted average shares outstanding                         5,020       4,966

  Effect of common stock equivalents:
    Options outstanding                                         416         777
    Weighted average exercised options outstanding
     for portion of period, net of equivalent shares
     purchased at average fair market value                     162           -
    Effect of using option proceeds to repurchase
     common stock at average fair market value                 (194)       (164)
                                                            -------     -------
                                                                384         613
                                                            -------     -------
        Total common stock equivalents                        5,404       5,579
                                                            -------     -------

Primary income per share                                    $  0.06     $  0.08
                                                            =======     =======


FULLY DILUTED INCOME PER SHARE:
  Total weighted average shares from above                    5,404       5,579

  Effect of using ending vs. average market price
   for stock option calculations                                 54           -
                                                            -------     -------

        Total common stock equivalents                        5,458       5,579
                                                            -------     -------

Net income                                                  $   315     $   439
                                                            -------     -------

Fully diluted income per share                              $  0.06     $  0.08
                                                            =======     =======
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